Exhibit 10.2

BROOKDALE SENIOR LIVING INC.
AMENDMENT NO. 1 TO
EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT (this "Amendment") is made and entered into as of April 23, 2015, by and between Brookdale Senior Living Inc., a Delaware corporation (the "Company") and T. Andrew Smith ("Executive").

W I T N E S S E T H:

WHEREAS, the Company and Executive previously entered into an Employment Agreement (the "Agreement"), dated February 11, 2013; and

WHEREAS, the Company and Executive mutually desire to amend the Agreement to increase the benefits payable thereunder in the case of certain terminations of employment from the Company.

NOW, THEREFORE, effective as of the date first above written, the Company and Executive hereby mutually agree to amend the Agreement as follows:

1.          Section 5(b) is amended and restated in its entirety to provide as follows:

"(b)          Termination by the Company without Cause or by Executive for Good Reason (Other than Within Twelve (12) Months Following a Change in Control).  In the event that Executive's employment is terminated by the Company without Cause or by Executive for Good Reason prior to the end of the Term, in each case other than within twelve (12) months following a "Change in Control" (as defined below), and, with respect to clauses (ii), (iii) and (iv) below, Executive timely provides the Company with an enforceable "Release" (as defined below) in accordance with Sections 5(f) and 5(g) hereof, then Executive shall be entitled to, in each case if applicable as of the date of termination:

(i)       the Accrued Benefits;

(ii)     two-hundred and fifty percent (250%) of the sum of (A) the  Executive's Base Salary at the current rate of Base Salary in effect at the date of termination or, if greater, before the occurrence of the circumstances giving rise to Good Reason and (B) the Executive's target Annual Bonus for the year of termination;

(iii)     an Annual Bonus (to the extent earned under the terms of the Bonus Plan, without regard to any requirement of continued employment) for the year of termination, pro-rated based on the number of days Executive was employed by the Company during such year and payable as set forth in Section 3(b) hereof (the "Pro-Rated Annual Bonus");

(iv)     to the extent Executive is then eligible for, and elects COBRA continuation benefits pursuant to Section 4980B of the Code and Section 601, et. seq. of the Employee Retirement Income Security Act of 1974, as amended ("COBRA"), under the Company's medical plan (including dependent coverage where applicable) in accordance with the terms of the applicable plan, as such plan may be amended from time to time, the Company will continue to provide current coverage (minus the amount of the then-applicable employee contribution portion) during the "Severance Pay Period" (as defined below) (exclusive of any tax consequences to the recipient(s) on resulting coverage or benefits) as if Executive were still an active employee of the Company (subject to the following provisions hereunder, the  "Severance Benefits"). The costs of the Company's portion of any premiums due under this clause (iv) shall be included in Executive's gross income to the extent the provisions of such benefits would be deemed to be discriminatory under Section 105(h) of the Code, and any successor provision. For the avoidance of doubt, the parties mutually agree any Severance Benefits paid during the Severance Pay Period shall run concurrently with the applicable COBRA continuation period and Executive shall be solely responsible for the full cost of any health premiums for the continuation of COBRA coverage which may extend past the Severance Pay Period, if any. Notwithstanding the foregoing, Executive's Severance Benefits coverage shall end on the earliest of (A) the last day of the Severance Pay Period, (B) the date of any material breach of the provisions of this Agreement by Executive, or (C) the date Executive first becomes eligible for medical coverage under another employer's plan, program or other arrangement of any type or description, without regard to whether Executive neglects, refuses or otherwise fails to take any action required for enrollment in such other plan, program or other arrangement.  Executive shall provide notice to the Company in writing within seven (7) days of becoming eligible for any such alternate coverage;

(v)     the treatment of the Equity Awards as provided in the applicable equity incentive plan and award agreement governing such awards."

2.          Section 5(d) is amended and restated in its entirety to provide as follows:

"(d)     Termination by the Company without Cause or by Executive for Good Reason Within Twelve (12) Months Following a Change in Control.  If Executive's employment is terminated by the Company other than for Cause or by Executive for Good Reason prior to the end of the Term, in each case within twelve (12) months following a Change in Control, and, with respect to clauses (ii), (iii), (iv) and (v) below, Executive timely provides the Company with the Release in accordance with Sections 5(f) and 5(g) hereof, then Executive shall be entitled to, in each case if applicable as of the date of termination:

(i)      the Accrued Benefits;

(ii)     three-hundred percent (300%) of the Executive's Base Salary at the current rate of Base Salary in effect at the date of termination or, if greater, before the occurrence of the circumstances giving rise to Good Reason (payments provided for in this Section 5(d)(ii) and those provided for in Section 5(b)(ii) hereof, are collectively referred to herein as the "Severance Pay");

(iii)	three-hundred percent (300%) of the Executive's target Annual Bonus for the year of termination (the "Severance Bonus");

(iv)	the Pro-Rated Annual Bonus;

(v)	the Severance Benefits;

(vi)	the treatment of the Equity Awards as provided in the applicable equity incentive plan and award agreement governing such awards."

3.          Section 5(f) is amended and restated in its entirety to provide as follows:

"(f)     Payment of Severance Pay, the Severance Bonus, the Pro-Rated Annual Bonus and Severance Benefits. Severance Pay will be paid to Executive in periodic installments over the Severance Pay Period on the Company's regular payroll dates, with such payments commencing as of the "Severance Commencement Date" (as defined below), and the Severance Bonus will be paid to Executive on the Severance Commencement Date, in each case so long as all requirements of this Section 5 and all other provisions of this Agreement regarding the payment of Severance Pay are met. The "Severance Pay Period" shall mean a period of eighteen (18) months. Notwithstanding any other provision of this Agreement, any Severance Pay provided for in this Section 5 shall be paid or commence on the sixtieth (60th) day (the "Severance Commencement Date") following the date of Executive's termination of employment, so long as Executive has signed and returned a Release and the seven (7) day revocation period (as described in Section 5(g) hereof) for the signed Release has expired. If a signed Release is not returned, Executive revokes the Release or the seven (7) day revocation period has not expired by the sixtieth (60th) day following Executive's termination of employment, Executive shall forfeit all Severance Pay, the Severance Bonus, the Pro-Rated Annual Bonus and the right to any continued Severance Benefits (as of the date of revocation or the Severance Commencement Date, whichever is earlier). All taxes and other deductions required by law, and any additional undisputed sums owing the Company shall be deducted from any Severance Pay, the Severance Bonus, the Pro-Rated Annual Bonus and/or Severance Benefits. Any benefits that accrue under this Section 5, if any, are net of any such amount other than taxes and other deductions required by law."

4.          Section 5(g) is amended and restated in its entirety to provide as follows:

"(g)Waiver and Release.

(i)          In order to receive the Severance Pay, the Severance Bonus, the Pro-Rated Annual Bonus, or to continue to receive the Severance Benefits provided for under this Section 5, Executive must execute and submit to the Company a signed, enforceable release (the "Release") reasonably satisfactory to the Company pursuant to the time periods of the applicable Release and within forty-five (45) days of receiving the Release. In the Release, Executive will waive all claims or causes of action arising out of or related to his employment and the termination of his employment, other than claims or causes of action for his entitlements under Sections 5(b), 5(c), or 5(d) as applicable, related to his status as a stockholder of the Company, or for indemnification or liability insurance coverage.  Such Release shall be provided to Executive within three (3) business days of the date of Executive's termination of employment. Executive may revoke his signed Release within seven (7) days of signing such Release, provided such revocation is made in accordance with the provisions for revocation set forth below. Any such revocation must be made in writing and must be received by the Company within such seven (7) day period. If Executive timely revokes his Release he shall not be eligible to receive any Severance Pay, the Severance Bonus or the Pro-Rated Annual Bonus or continue to receive Severance Benefits under this Section 5 effective on the date of such revocation. If Executive timely submits a signed Release and does not exercise his right of revocation and/or the revocation period expires prior to the Severance Commencement Date he shall be eligible to receive Severance Pay, the Severance Bonus (if applicable) and the Pro-Rated Annual Bonus and continue to receive Severance Benefits under this Section 5. Executive's acceptance and right to retention of Severance Pay, the Severance Bonus, the Pro-Rated Annual Bonus and/or Severance Benefits are contingent upon the terms of this Agreement and full compliance with the terms of the Release."

(ii)          Executive must acknowledge in the Release that the restrictive covenants contained in this Agreement or in any equity awards issued pursuant to the Plan or any predecessor or successor plan and any and all other agreements between Executive and the Company or to which Executive is a party, relating to non-competition, non-solicitation of employees, clients and others, non-disparagement and confidentiality will remain in force for the period specified therein and the Severance Pay, Severance Bonus and Pro-Rated Annual Bonus that Executive may be entitled to pursuant to this Agreement is additional consideration for such restrictive covenants.  The Release will not contain any further restrictions or other covenants to which Executive must agree.

(iii)          Not by way of limitation, a breach of such restrictive covenants by Executive shall result in (A) the immediate and permanent cessation of payment of Severance Pay, the Severance Bonus and the Pro-Rated Annual Bonus and the provision of Severance Benefits to Executive, (B) the obligation of Executive to repay to the Company upon written demand ninety percent (90%) of the amount, cost or value of the Severance Pay, the Severance Bonus, the Pro-Rated Annual Bonus and/or Severance Benefits previously paid or provided to Executive, and (C) the obligation of Executive to pay to the Company its costs and expenses in enforcing this clause (iii) (including court costs, expenses and reasonable legal fees)."

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IN WITNESS WHEREOF AND INTENDING TO BE LEGALLY BOUND THEREBY, the parties have executed and delivered this Amendment as of the year and date first above written.

BROOKDALE SENIOR LIVING INC.

By:         /s/ Jeffrey R. Leeds
Name:   Jeffrey R. Leeds
Title:     Chairman of the Board of Directors

By:          /s/ Chad C. White
Name:    Chad C. White
Title:	Senior Vice President, Co-General Counsel and Secretary

EXECUTIVE

/s/ T. Andrew Smith
T. Andrew Smith